             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                         AUDITED FINANCIAL STATEMENTS
                 (With Report of Independent Auditors Thereon)

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                         INDEX OF FINANCIAL STATEMENTS
                                                                         Pages
                                                                         -----
Report of Independent Auditors.....................................        1

Balance Sheet at December 31, 1995.................................        2

Statement of Partners' Capital for the year
   ended December 31, 1995.........................................        3

Statement of Income and Expenses for the year
   ended December 31, 1995.........................................        4

Statement of Cash Flows for the year
   ended December 31, 1995.........................................        5

Notes to Financial Statements......................................  6 through 9

                         INDEPENDENT AUDITORS' REPORT



Partners
First Capital Lansing Properties
Chicago, Illinois


We have audited the accompanying balance sheet of First Capital Lansing Properties as of December 31, 1995, and the related statements of income and expenses, partners' capital and cash flows. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Capital Lansing Properties as of December 31, 1995, and the results of its operations and its cash flows in conformity with generally accepted accounting principles.


                                                    Ernst & Young LLP


Chicago, Illinois
March 1, 1996

             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                     (All dollars rounded to nearest 00s)



                                  ASSETS

Investment in commercial rental property:
  Land                                                             $ 1,999,600
  Buildings and improvements                                        12,925,900
                                                                   -----------

                                                                    14,925,500

  Accumulated depreciation and amortization                         (4,750,000)
                                                                   -----------

  Total investment property, net of accumulated
   depreciation and amortization                                    10,175,500

Cash and cash equivalents                                              388,900
Loans receivable                                                       603,300
Rents receivable                                                       101,700
Other assets                                                           102,600
                                                                   -----------

                                                                   $11,372,000
                                                                   ===========


                       LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
  Loans payable to General Partner                                 $ 1,570,000
  Accounts payable and accrued expenses                                446,500
  Due to Affiliates                                                     49,000
  Distribution payable                                                 339,700
  Security deposits                                                     25,700
  Other liabilities                                                     40,300
                                                                   -----------

                                                                     2,471,200

  Partners' capital                                                  8,900,800
                                                                   -----------

                                                                   $11,372,000
                                                                   ===========





   The accompanying notes are an integral part of the financial statements.

                                     - 2 -


             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                        STATEMENT OF PARTNERS' CAPITAL

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                     (All dollars rounded to nearest 00s)




                                                          GENERAL              LIMITED
                                                          PARTNER              PARTNERS                TOTAL
                                                        -----------            --------             -----------
Partners' capital, January 1, 1995                      $10,124,600                  $0             $10,124,600

Net (loss) for the year ended December 31, 1995            (242,100)                  0                (242,100)

Distributions for the year ended December 31, 1995         (981,700)                  0                (981,700)
                                                        -----------            --------             -----------

Partners' capital, December 31, 1995                    $ 8,900,800                  $0             $ 8,900,800
                                                        ===========            ========             ===========

   The accompanying notes are an integral part of the financial statements.

             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                       STATEMENT OF INCOME AND EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                     (All dollars rounded to nearest 00s)



Income:
  Rental                                                            $2,820,800
  Interest                                                              98,000
                                                                    ----------

                                                                     2,918,800
                                                                    ----------


Expenses:
  Interest                                                             179,200
  Depreciation and amortization                                        365,500
  Property Operating
     Affiliated                                                        134,600
     Nonaffiliated                                                     672,800
  Real estate taxes                                                    408,600
  Insurance - Affiliated                                                35,600
  Repairs and maintenance                                              564,200
  General and administrative                                               400
  Provision for value impairment                                       800,000
                                                                    ----------

                                                                     3,160,900
                                                                    ----------

Net (loss)                                                          $ (242,100)
                                                                    ==========

Net (loss) allocated to General Partner                             $ (242,100)
                                                                    ==========

Net (loss) allocated to Limited Partners                            $        0
                                                                    ==========

   The accompanying notes are an integral part of the financial statements.

             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                     (All dollars rounded to nearest 00s)


Cash flows from operating activities:
  Net (loss)                                                        $ (242,100)
  Adjustments to reconcile net (loss) to net
    cash provided by operating activities:
    Depreciation and amortization                                      365,500
    Provision for value impairment                                     800,000
    Changes in assets and liabilities:
      Decrease in rents receivable                                     100,800
      (Increase) in other assets                                       (10,600)
      Increase in accounts payable and accrued expenses                290,600
      Increase in accrued interest payable to Affiliate                 38,800
      (Decrease) in due to Affiliates                                  (52,400)
      Increase in other liabilities                                     36,500
                                                                    ----------
  Net cash provided by operating activities                          1,327,100
                                                                    ----------
Cash flows from investing activities:
  Payments for capital and tenant improvements                        (466,200)
  Decrease in escrow deposit                                            46,600
                                                                    ----------
    Net cash (used for) investing activities                          (419,600)
                                                                    ----------
Cash flows from financing activities:
  Proceeds from loan payable to Affiliate                              119,000
  (Increase) in loan receivable                                        (77,700)
  (Decrease) in security deposits                                       (8,200)
  Distributions paid to Partners                                    (1,048,000)
                                                                    ----------

    Net cash (used for) financing activities                        (1,014,900)
                                                                    ----------

Net (decrease) in cash and cash equivalents                           (107,400)

Cash and cash equivalents at the beginning of the year                 496,300
                                                                    ----------

Cash and cash equivalents at the end of the year                    $  388,900
                                                                    ==========

Supplemental information:
   Interest paid during the year                                    $  179,200
                                                                    ==========



   The accompanying notes are an integral part of the financial statements.

             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS


1. Organization and summary of significant accounting policies:

   Definition of special terms:

   Capitalized terms used in this report have the same meaning as those terms in the Agreement of Limited Partnership (the "Agreement"). Definitions of these terms are contained in Article III of the Agreement.

   Organization:

   First Capital Lansing Properties Limited Partnership (the "Partnership") was formed on December 1, 1986 as a limited partnership pursuant to the laws of the State of Illinois. First Capital Lansing Associates, whose joint venture partners are First Capital Institutional Real Estate, Ltd. - 2 and First Capital Institutional Real Estate, Ltd. - 3, is the General Partner. The Limited Partners consist of four Michigan limited partnerships. The Partnership purchased the Holiday Office Park North and South (the "Property") in Lansing, Michigan in January 1987. The General Partner made an Initial Capital contribution of $14,250,000 representing an undivided 75% interest in the Property. The Limited Partners contributed, as their Initial Capital, property valued at $4,750,000 representing the remaining undivided 25% interest, as tenants in common, in the Property. In addition, the General Partner paid an acquisition fee to an Affiliate of the General Partner and closing costs in the amount of $996,200.

   The Agreement provides that the Partnership will be dissolved on or before December 31, 2020, unless terminated sooner under provisions of the Agreement.

   Accounting policies:

   The financial statements have been prepared in accordance with generally accepted accounting principles. Under this method of accounting, revenues are recorded when earned and expenses are recorded when incurred.

   The preparation of the Partnership's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The Partnership is not liable for Federal income taxes as the Partners recognize their proportionate share of Partnership income or loss on their individual tax returns; therefore, no provision for income taxes is made in the financial statements of the Partnership. It is not practicable for the Partnership to determine the aggregate tax bases of the Partners; therefore, the disclosure of the difference between the tax bases and the reported bases and the reported assets and liabilities of the Partnership would not be meaningful.

   The Property is recorded at cost and depreciated (exclusive of amounts allocated to land) on the straight-line method over its estimated useful life of 40 years. Maintenance and repair costs are expensed as incurred and expenditures for improvements are capitalized and depreciated over the estimated life of the improvements. Lease

             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

   Accounting  policies (continued)

   acquisition fees are recorded at cost and amortized over the life of the leases.

   Cash equivalents are considered all highly liquid investments with an original maturity of three months or less when purchased.

   The Partnership's financial statements include financial instruments, including receivables and trade liabilities. The fair value of all financial instruments, including cash and cash equivalents, was not materially different from their carrying value at December 31, 1995.

   The General Partner periodically reviews significant factors regarding the property to determine that the property is carried at lower of cost or fair market value. These factors include, but are not limited to the General Partner's experience in the real estate industry and an evaluation of recent operating performance against expected results, economic trends or factors impacting either major tenants or the regions in which the property is located, and where available, information included in recent appraisals of the property.

   Based on this analysis, where it is anticipated that the carrying value of the property will not be recovered, the General Partner has deemed it appropriate to reduce the basis of the property for financial reporting purposes to fair market value. Such fair market value is the General Partner's best estimate of the amount expected to be realized was the property sold as of the Balance Sheet date, based on current information available. The ultimate realization may differ from this amount. The provision is reflected in the accompanying Statement of Income and Expenses in the year such evaluations have been made. For additional information see
   Note 5.

2. Related party transactions:

   In accordance with the Agreement, Cash Flow from Operations is first distributed to the General Partner in that amount necessary to provide the General Partner cumulatively with per annum returns (per section 10.1 (a)) on its Capital Balance. Next, to the extent available, Distributions of Cash Flow from Operations are distributed to the Limited Partners in that amount necessary to provide the Limited Partners with the same per annum returns on their respective Capital Balances. However, to the extent the Limited Partners do not receive, in any fiscal year, the specified return, such deficiency shall not accumulate from year to year. The balance, if any, of Cash Flow from Operations will be distributed 75% to the General Partner and 25% to the Limited Partners. For the year ended December 31, 1995, the rate of the preferred annual return was 11.50% and the General Partner was entitled to Cash Flow from Operations of $981,700, of which $339,700 was payable as of December 31, 1995. The Limited Partners were not entitled to Cash Flow from Operations for the year ended December 31, 1995.

   Net Operating Profits and Net Operating Losses for each fiscal year are allocated to the respective Partners in the same ratio of such respective Partner's cumulative Distributions to total Partnership cumulative Distributions. For the year ended December 31, 1995 Net Operating Profits allocated to the General Partner was $557,900. Pursuant to the Agreement, the Limited Partners were not allocated Net Operating Profits for the year ended December 31, 1995. In addition, pursuant to the Agreement, Sale Losses (including any provision for value impairment) shall be allocated among the Partners as follows: (i) first, to Limited Partners with positive Capital Account balances, in proportion to and to the extent of such positive balances; (ii) second, if the General Partner has a positive Capital Account balance, to the General Partner, to the extent of such positive balance; and
   (iii) the balance, if any, will be allocated 75% to the General Partner, and 25% to the Limited Partners (in proportion to the respective Percentage Interests of the Limited Partners as of the date of such allocation). The provision for value impairment of $ 800,000 for the year ended December 31, 1995 was allocated to the General Partner.

             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

2. Related party transactions:

   Fees and reimbursements paid and payable by the Partnership to Affiliates for the year ended December 31, 1995 were as follows:

                                                    Paid               Payable
                                                  --------             -------

      Property management and leasing fees        $153,800             $10,100

      Interest expense                             154,900              38,900

      Reimbursement of property
       insurance premiums, at cost                  35,600                None

      Legal fees                                    33,200                None
                                                  --------             -------

                                                  $377,500             $49,000
                                                  ========             =======


   In addition, through December 31, 1995, the General Partner has made cumulative loans of $1,954,000 to the Partnership. Of this amount, $384,000 was repaid as of December 31, 1995. These loans were made to pay for capital and tenant improvements. Total interest expense incurred on these loans during 1995 was $179,200.

   On-site property management for the Property is provided by an Affiliate of the General Partner for fees based on a percentage of gross rents received from the Property.

3. Future minimum rentals:

   Future minimum rental income due on noncancelable leases as of December 31, 1995 was as follows:


                             1996     $ 2,885,300
                             1997       2,683,300
                             1998       2,423,900
                             1999       2,042,500
                             2000       1,460,200
                       Thereafter         464,400
                                       ----------

                                      $11,959,600
                                      ===========

   The Partnership is subject to the usual business risks associated with the collection of the above scheduled rentals. In addition to the amounts scheduled above, the Partnership expects to receive rental revenue from operating expense reimbursements.

4. Income tax:

   The Partnership utilizes the accrual basis of accounting for both tax reporting and financial statement purposes. Financial statement results will differ from taxable results due to the use of differing depreciation lives and methods and the recognition of prepaid rents as taxable income. The net effect of these accounting differences for the year ended December 31, 1995 is that taxable income for tax reporting purposes was greater than the net
   (loss) for financial statement purposes by $758,200.

             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

5. Provision for value impairment:

   Due to the regional factors affecting the Partnership's property, there is uncertainty as to the Partnership's ability to recover the net carrying value of the property during the remaining estimated holding period. Accordingly, it was deemed appropriate to reduce the basis of the property in the Partnership's financial statements during the year ended December 31, 1995. The provision for value impairment was considered a non-cash event for the purposes of the Statement of Cash Flows.

   The joint venture which owns Holiday recorded a provision for value impairment in the amount of $800,000 as of December 31, 1995 which was allocated to the General Partner. The provision amount was in part based on the General Partner's estimate of the current market value utilizing current as well as estimated future operating results, general economic factors and recent property appraisals. This provision for value impairment is considered a non-cash event for purposes of the Statement of Cash Flows, and was not included in the Partnership's calculation of Cash Flow (as defined in the Partnership Agreement) for the year ended December 31, 1995.

   Beginning on January 1, 1996 the Partnership will adopt the Financial Accounting Standards Board Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Standard"). The Standard established guidance for determining if the value of defined assets are impaired, and if so, how impairment losses should be measured and reported in the financial statements. The Standard is effective for fiscal years beginning after December 15, 1995. The General Partner believes that based on the current circumstances the adoption on January 1, 1996 of the Standard will not materially affect the Partnership's financial position or results of operations.